EXHIBIT 99.1

Apollo Global Management Announces CFO Transition

New York, NY.  July 9, 2012  Apollo Global Management, LLC (NYSE: APO) and its subsidiaries (collectively "Apollo" or the “Company”) today announced that effective upon his start date, which is to occur no later than October 1, 2012, Martin Kelly, 44, will serve as its new Chief Financial Officer.  Mr. Kelly succeeds Gene Donnelly, 54, who has advised the Company of his decision to resign from Apollo to pursue other interests.  To facilitate an orderly transition, Mr. Donnelly has agreed to continue in his role as Chief Financial Officer until mid-August of this year, and he has also agreed to remain with the Company as a senior advisor through the end of 2012.

Leon Black, Apollo Global Management’s Chairman and Chief Executive Officer, stated, “Gene has made significant contributions to Apollo and was instrumental in the IPO process and our transition to a public company listed on the New York Stock Exchange.  During his tenure, the Company strengthened its balance sheet and financial operations.  We thank him for his dedication, commitment and leadership and we wish him the best in his future endeavors.”

Mr. Black continued, “We are excited to have Martin Kelly join Apollo as our new Chief Financial Officer.  We are confident that his leadership, finance and accounting experience will benefit Apollo and its employees and investors as we continue to diversify and grow our business on a global scale.”

Mr. Kelly brings to Apollo more than two decades of leadership and experience in the financial services industry.  From 2000-2012, Mr. Kelly was with Barclays and Lehman Brothers in leadership roles that included overseeing finance and controls of the equities, investment banking and fixed income businesses.  Most recently, Mr. Kelly served as Managing Director, Chief Financial Officer of the Americas, and Global Head of Financial Control for the Corporate and Investment Bank.  During this time, Mr. Kelly also spent seven years, from 2000-2007, providing accounting and regulatory advice to support the development and distribution of investment and financing products to corporate and institutional clients.  Prior to joining Lehman Brothers in 2000, Mr. Kelly spent thirteen years with PricewaterhouseCoopers, including serving in the Financial Services Group in New York from 1994-2000.  He was appointed a Partner of the firm in 1999.  Mr. Kelly received a degree in Commerce, majoring in Finance and Accounting, from the University of New South Wales in 1989.

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $86 billion as of March 31, 2012, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Contacts

For investor inquiries regarding Apollo, please contact:
Apollo Global Management, LLC
Gary M. Stein, 212-822-0467
Head of Corporate Communications
gstein@apollolp.com
or
Patrick Parmentier, CPA, 212-822-0472
Investor Relations Manager
pparmentier@apollolp.com
or
For media inquiries regarding Apollo, please contact:
Rubenstein Associates, Inc. for Apollo Global Management, LLC
Charles Zehren, 212-843-8590
czehren@rubenstein.com